SCHEDULE 13G	Page 1 of 16

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Saratoga Resources, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

803521103

(CUSIP Number)

July 12, 2011

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Blackstone / GSO Capital Solutions Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,982,321
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,982,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 3 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Blackstone / GSO Capital Solutions Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,982,321
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,982,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 4 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS GSO Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,982,321
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,982,321
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,982,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.5%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 5 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Blackstone Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 6 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G	Page 7 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 8 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 9 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G	Page 10 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Bennett J. Goodman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G	Page 11 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS J. Albert Smith III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G	Page 12 of 16

CUSIP No. 803521103

1	NAMES OF REPORTING PERSONS Douglas I. Ostrover
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,000,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G	Page 13 of 16

ITEM 1.	(a)	Name of Issuer:

Saratoga Resources, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

7500 San Felipe Suite 675, Houston, Texas 77063

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Blackstone / GSO Capital Solutions Fund LP

Blackstone / GSO Capital Solutions Associates LLC

GSO Holdings I LLC

Blackstone Holdings I L.P.

Blackstone Holdings I/II GP Inc.

The Blackstone Group L.P.

Blackstone Group Management L.L.C.

Stephen A. Schwarzman

Bennett J. Goodman

J. Albert Smith III

Douglas I. Ostrover

	(b)	Address or Principal Business Office:

The address or principal business office of each of Blackstone/GSO Capital Solutions Fund LP, Blackstone/GSO Capital Solutions Associates LLC, GSO Holdings I LLC, Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover is c/o GSO Capital Partners LP, 280 Park Avenue, 11th Floor, New York, NY 10017.

The address or principal business office of each of Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Mr. Stephen A. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.

	(c)	Citizenship of each Reporting Person is:

Each of Blackstone / GSO Capital Solutions Fund LP, Blackstone / GSO Capital Solutions Associates LLC, GSO Holdings I LLC, Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P. and Blackstone Group Management L.L.C. is a Delaware limited partnership, limited liability company or corporation.

Each of Mr. Stephen A. Schwarzman, Mr. Bennett J. Goodman, Mr. J. Albert Smith III and Mr. Douglas I. Ostrover is a citizen of the United States.

	(d)	Title of Class of Securities:

Common Stock, $0.001 par value

	(e)	CUSIP Number:

803521103

ITEM 3.
Not applicable.

SCHEDULE 13G	Page 14 of 16

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock, $0.001 par value of the Issuer (the “Shares”), as of July 12, 2011.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Blackstone / GSO Capital Solutions Fund LP	2,982,321	11.5%	0	2,982,321	0	2,982,321
Blackstone / GSO Capital Solutions Associates LLC	2,982,321	11.5%	0	2,982,321	0	2,982,321
GSO Holdings I LLC	2,982,321	11.5%	0	2,982,321	0	2,982,321
Blackstone Holdings I L.P.	4,000,000	15.5%	0	4,000,000	0	4,000,000
Blackstone Holdings I/II GP Inc.	4,000,000	15.5%	0	4,000,000	0	4,000,000
The Blackstone Group L.P.	4,000,000	15.5%	0	4,000,000	0	4,000,000
Blackstone Group Management L.L.C.	4,000,000	15.5%	0	4,000,000	0	4,000,000
Stephen A. Schwarzman	4,000,000	15.5%	0	4,000,000	0	4,000,000
Bennett J. Goodman	4,000,000	15.5%	0	4,000,000	0	4,000,000
J. Albert Smith III	4,000,000	15.5%	0	4,000,000	0	4,000,000
Douglas I. Ostrover	4,000,000	15.5%	0	4,000,000	0	4,000,000

Blackstone / GSO Capital Solutions Fund L.P. and Blackstone / GSO Capital Solutions Overseas Master Fund L.P. (collectively, the “GSO Funds”) respectively hold 2,982,321 and 1,017,679 Shares of the Issuer. Blackstone / GSO Capital Solutions Associates LLC is the general partner of Blackstone / GSO Capital Solutions Fund LP. GSO Holdings I LLC is the managing member of Blackstone / GSO Capital Solutions Associates LLC.

GSO Capital Partners LP is the investment manager of Blackstone / GSO Capital Solutions Overseas Master Fund L.P., and in that respect holds discretionary investment authority for, and may be deemed to be the beneficial owner of the shares held by, Blackstone / GSO Capital Solutions Overseas Master Fund L.P. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP.

Blackstone Holdings I L.P. is the sole member of each of GSO Holdings I LLC and GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C.

In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover, each of whom serves as an executive of GSO Holdings I LLC, which is an affiliate of Blackstone / GSO Capital Solutions Associates LLC, may have shared investment control with respect to the Common Stock held by the GSO Funds.

ITEM 5.	Ownership of Five Percent or Less of a Class Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not applicable

ITEM 8.	Identification and Classification of Members of the Group Not applicable.

ITEM 9.	Notice of Dissolution of Group Not applicable.

ITEM 10.

Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G	Page 15 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 21, 2011

Blackstone / GSO Capital Solutions Fund LP

By: /s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

Blackstone / GSO Capital Solutions Associates LLC

By: /s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

GSO Holdings I LLC

By: /s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

Blackstone Holdings I L.P.

By: /s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

Blackstone Holdings I/II GP Inc.

By: /s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

The Blackstone Group L.P.

By: /s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

SCHEDULE 13G	Page 16 of 16

Blackstone Group Management L.L.C.

By: /s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

Mr. Stephen A. Schwarzman

By: /s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

Mr. Bennett J. Goodman

By: /s/ Marisa Beeney
Name: Marisa Beeney
Title: Attorney-in-Fact

Mr. J. Albert Smith III

By: /s/ Marisa Beeney
Name: Marisa Beeney
Title: Attorney-in-Fact

Mr. Douglas I. Ostrover

By: /s/ Marisa Beeney
Name: Marisa Beeney
Title: Attorney-in-Fact

LIST OF EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement

99.2	Power of Attorney – Bennett J. Goodman

99.3	Power of Attorney – J. Albert Smith III

99.4	Power of Attorney – Douglas I. Ostrover